EXHIBIT 10.14


                DESCRIPTION OF 1997 INCENTIVE COMPENSATION PLANS


         Dakotah, Incorporated (the "Company") has approved an individual incentive compensation plan (the "Bonus Plan") for George C. Whyte, President. Under the Bonus Plan, the named associate is eligible to receive a bonus of a specified percentage of his salary if certain individualized sales, profitability and expense limitation goals are met in 1997. In addition to the individualized goals, the Bonus Plan is subject to the following terms and conditions.

         1.       Named associate must be employed by the Company on December
                  31, 1997;

         2. Any bonus paid is to be included as an expense before determining whether profit goals have been achieved; and

         3. Any bonus will be paid after results for fiscal year 1997 are determined.